Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Spartan Stores and Nash Finch, giving effect to the merger as if it had been consummated on September 14, 2013. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the twenty-four weeks ended September 14, 2013 and the year ended March 30, 2013 combine the historical consolidated statements of earnings of Spartan Stores and Nash Finch, giving effect to the merger as if it had been consummated on April 1, 2012, the beginning of the earliest period presented. The fiscal period end dates are those of Spartan Stores. The historical consolidated financial statements of Nash Finch have been adjusted to reflect certain reclassifications in order to conform to Spartan Stores’ financial statement presentation.

The Unaudited Pro Forma Condensed Combined Statement of Earnings for the twenty-four weeks ended September 14, 2013, combines information from the unaudited historical condensed consolidated statement of earnings of Spartan Stores for the twenty-four weeks ended September 14, 2013, with the unaudited historical consolidated statement of operations of Nash Finch for the twenty-four weeks ended June 15, 2013. The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended March 30, 2013, combines information from the audited historical consolidated statement of earnings of Spartan Stores for the fiscal year ended March 30, 2013, with the audited historical consolidated statement of operations of Nash Finch for the year ended December 29, 2012. The Unaudited Pro Forma Condensed Combined Balance Sheet combines information from the unaudited historical condensed consolidated balance sheet of Spartan Stores as of September 14, 2013, with the unaudited historical consolidated balance sheet of Nash Finch as of October 5, 2013. For purposes of the pro forma condensed combined financial information, Nash Finch’s twenty-four-week fiscal year-to-date period ended June 15, 2013 was used because it corresponds to Spartan Stores’ twenty-four-week fiscal year-to-date period ended September 14, 2013.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Spartan Stores considered the acquirer of Nash Finch. Accordingly, consideration given by Spartan Stores to complete the merger with Nash Finch will be allocated to assets and liabilities of Nash Finch based upon their estimated fair values as of the date of completion of the merger. As of the date of this filing, Spartan Stores has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Nash Finch assets acquired and the liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Nash Finch’s accounting policies to Spartan Stores’ accounting policies. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Spartan Stores estimated the fair value of Nash Finch’s assets and liabilities based on discussions with Nash Finch’s management, preliminary valuation studies, due diligence and information presented in public filings. The final valuation and purchase price allocation is expected to be completed as soon as possible but no later than 12 months after the completion of the merger. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of earnings. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with the respective audited and unaudited consolidated financial statements of Spartan Stores and Nash Finch contained in their Annual Reports on Form 10-K for the fiscal year ended March 30, 2013 and December 29, 2012, respectively, and their Quarterly Reports on Form 10-Q for the twenty-four weeks ended September 14, 2013 and October 5, 2013, respectively, which are incorporated by reference into this joint proxy statement/prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Spartan Stores would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Spartan Stores expects to incur significant costs associated with integrating the operations of Spartan Stores and Nash Finch. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 14, 2013

(In thousands)

					Pro Forma Condensed Combined
	Historical		Pro Forma Adjustments
	Spartan Stores	Nash Finch(1)
ASSETS
Current assets
Cash and cash equivalents	$5,545	$1,203	$—		$6,748
Accounts receivable, net	59,207	227,379	(124	)(b)	286,462
Inventories, net	141,358	436,140	84,970	(c)	662,468
Prepaid expenses and other	10,913	14,198	—		25,111
Deferred taxes on income	1,900	4,378	(6,278	)(a)	—

Total current assets	218,923	683,298	78,568		980,789
Goodwill	246,437	28,590	(6,069	)(f)	268,958
Deferred tax asset, net	—	31,246	(31,246	)(a)	—
Other, net	63,992	54,440	(190	)(g)	122,243
			4,152	(k)
			(151	)(b)
Property and equipment, net	268,337	296,110	45,218	(e)	609,665

Total assets	$797,689	$1,093,684	$90,282		$1,981,655

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$137,899	$274,255	$11,626	(h)	$423,780
Accrued income taxes	4,059	7,661	—		11,720
Other accrued expenses	52,935	63,606	19,664	(i)	136,205
Deferred taxes on income	—	—	(6,278	)(a)	19,291
			25,569	(d)
Current maturities of long-term debt and capital lease obligations	3,983	4,550	7,296	(k)	15,829

Total current liabilities	198,876	350,072	57,877		606,825
Long-term liabilities
Deferred taxes on income	80,833	—	(31,246	)(a)	61,291
			11,704	(d)
Other long-term liabilities	32,451	38,956	(7,175	)(j)	64,742
			510	(g)
Long-term debt and capital lease obligations	137,981	396,343	4,785	(k)	539,109

Total long-term liabilities	251,265	435,299	(21,422)		665,142
Commitments and contingencies
Shareholders’ equity
Common stock	147,251	23,026	(23,026	)(l)	526,865
			379,614	(m)
Additional paid-in capital	—	114,762	(114,762	)(l)	—
Common stock held in trust	—	(1,317)	1,317	(l)	—
Preferred stock	—	—	—		—
Deferred compensation obligations	—	1,317	(1,317	)(l)	—
Accumulated other comprehensive loss	(13,275)	(15,705)	15,705	(l)	(13,275)
Retained earnings	213,572	237,091	(237,091	)(l)	196,098
			(11,626	)(h)
			(5,848	)(k)
Treasury stock at cost	—	(50,861)	50,861	(l)	—

Total shareholders’ equity	347,548	308,313	53,827		709,688

Total liabilities and shareholders’ equity	$797,689	$1,093,684	$90,282		$1,981,655

(1)	Nash Finch information is as of October 5, 2013.

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Twenty-Four Weeks Ended September 14, 2013

(In thousands, except share data)

					Pro Forma Condensed Combined
	Historical		Pro Forma Adjustments
	Spartan Stores	Nash Finch(1)
Net sales	$1,261,876	$2,298,993	$—		$3,560,869
Cost of sales	1,000,304	2,106,575	3,016	(a)	3,109,895

Gross profit	261,572	192,418	(3,016)		450,974
Operating expenses
Selling, general and administrative	208,047	146,779	(1,770	)(a)	353,032
			(24	)(g)
Depreciation and amortization	19,064	17,570	5,737	(e)	40,988
			(1,383	)(g)
Restructuring and asset impairment charges	987	—	—		987
Merger transaction costs	5,474	555	(6,029	)(n)	—

Total operating expenses	233,572	164,904	(3,469)		395,007
Operating earnings	28,000	27,514	453		55,967
Non-operating expense (income)
Interest expense	4,462	9,957	(1,246	)(a)	15,242
			2,069	(k)
Other, net	(12)	—	—		(12)

Total non-operating expense, net	4,450	9,957	823		15,230

Earnings before income taxes and discontinued operations	23,550	17,557	(370)		40,737
Income tax expense	8,651	6,568	(143	)(d)	15,076

Earnings from continuing operations	$14,899	$10,989	$(227)		$25,661

Earnings from continuing operations per share:
Basic	$0.68	$0.85		(o)	$0.69
Diluted	$0.68	$0.84		(o)	$0.69
Weighted average shares outstanding:
Basic	21,847	12,995		(o)	37,312
Diluted	21,935	13,070		(o)	37,400

(1)	Nash Finch information is for the twenty-four weeks ended June 15, 2013.

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended March 30, 2013

(In thousands, except share data)

					Pro Forma Condensed Combined
	Historical		Pro Forma Adjustments
	Spartan Stores	Nash Finch(1)
Net sales	$2,608,160	$4,820,797	$—		$7,428,957
Cost of sales	2,062,616	4,429,329	(3,805	)(a)	6,488,140

Gross profit	545,544	391,468	3,805		940,817
Operating expenses
Selling, general and administrative	443,906	290,393	8,117	(a)	742,365
			(51	)(g)
Depreciation and amortization	39,081	37,834	12,430	(e)	86,348
			(2,997	)(g)
Restructuring and asset impairment charges	1,589	166,630	—		168,219
Gain on acquisition of a business	—	(6,639)	—		(6,639)

Total operating expenses	484,576	488,218	17,499		990,293
Operating earnings (loss)	60,968	(96,750)	(13,694)		(49,476)
Non-operating expense (income)
Interest expense	13,410	24,944	(4,312	)(a)	37,882
			3,840	(k)
Debt extinguishment	5,047	—	—		5,047
Other, net	(756)	—	—		(756)

Total non-operating expense, net	17,701	24,944	(472)		42,173

Earnings (loss) before income taxes and discontinued operations	43,267	(121,694)	(13,222)		(91,649)
Income tax expense (benefit)	15,425	(27,822)	(4,964	)(d)	(17,361)

Earnings (loss) from continuing operations	$27,842	$(93,872)	$8,258		$(74,288)

Earnings (loss) from continuing operations per share:
Basic	$1.28	$(7.24)	(	o)	$(1.99)
Diluted	$1.27	$(7.24)	(	o)	$(1.99)
Weighted average shares outstanding:
Basic	21,773	12,970	(	o)	37,238
Diluted	21,848	12,970	(	o)	37,313

(1)	Nash Finch information is for the year ended December 29, 2012.

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On November 19, 2013, Spartan Stores and Nash Finch completed the merger whereby Nash Finch has become a wholly-owned subsidiary of Spartan Stores. Under the terms of the merger agreement, each outstanding share of Nash Finch common stock was exchanged for 1.20 shares of Spartan Stores common stock.

Although Spartan Stores and Nash Finch have structured the transaction as a merger of equals, the transaction will be treated as a business combination for accounting purposes, and Spartan Stores is the deemed accounting acquirer and Nash Finch is the deemed accounting acquiree. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical consolidated financial statements of Spartan Stores and Nash Finch, after giving effect to the merger and adjustments described in these notes, and are intended to reflect the impact of the merger on Spartan Stores’ consolidated financial statements. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had been consummated on September 14, 2013 and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the twenty-four weeks ended September 14, 2013 and the year ended March 30, 2013 give effect to the merger as if it had been consummated on April 1, 2012, the beginning of the earliest period presented.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $380 million. This amount was derived as described below in accordance with the merger agreement, based on the outstanding shares of Nash Finch common stock at November 19, 2013, the exchange ratio of 1.20 shares of Spartan Stores common stock for each Nash Finch share and a price per Spartan Stores common share of $23.55, which represents the closing price of Spartan Stores shares of common stock on November 18, 2013. This is inclusive of common stock issuable upon the immediate vesting of outstanding Nash Finch equity awards. All of the Nash Finch restricted stock and stock unit awards that were issued prior to July 21, 2013 (date of merger agreement) and outstanding at November 19, 2013 vested as of the date of merger and were converted into Spartan Stores common stock based upon the share exchange ratio.

The preliminary purchase price is calculated as follows:

(In thousands, except per share data)
Outstanding shares of Nash Finch common stock exchanged(1)	13,433
Exchange ratio	1.20

Shares of Spartan Stores common stock issuable(2)	16,120
Price per share	$23.55

Fair value of Spartan Stores shares issuable	$379,614

(1)	Inclusive of Nash Finch common stock issued upon the vesting of outstanding Nash Finch restricted stock and stock unit awards immediately prior to the consummation of the merger.
(2)	Shares of Spartan Stores common stock issuable has been rounded to the nearest whole number.

The table below represents a preliminary allocation of the total consideration to Nash Finch’s tangible and intangible assets and liabilities based on Spartan Stores’ management’s preliminary estimate of their respective fair values as of February 3, 2014:

(In thousands)
Cash	$1,197
Accounts and notes receivable, net	265,901
Inventories	497,330
Other current assets	26,515
Deferred income taxes, including current	(10,913)
Intangibles and other non-current assets	50,953
Goodwill	29,307
Properties and equipment	349,835
Long-term debt and capital leases, including current portion	(442,664)
Other liabilities assumed	(387,847)

Total estimated purchase price	$379,614

Upon completion of the fair value assessment, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts, if any, will be allocated to goodwill.

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Earnings do not include any material non-recurring charges that will arise in subsequent periods as a result of the merger. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments:

(a) Conforming Reclassifications. Reclassifications consist of (i) the reclassification of current deferred income tax assets against current deferred income tax liabilities and non-current deferred income tax assets against non-current deferred income tax liabilities to net all deferred tax amounts, (ii) an adjustment to conform Nash Finch’s presentation of certain credit card fees and credit card processing income included in interest expense to operating expenses in accordance with Spartan Stores’ policy and (iii) an adjustment to conform Nash Finch’s presentation of advertising costs included in cost of goods sold to operating expenses in accordance with Spartan Stores’ policy.

(b) Accounts and Notes Receivable. Reflects the preliminary estimated fair value of Nash Finch’s customer loans and receivables.

(c) Inventories. Reflects the preliminary estimated fair value of Nash Finch’s inventories.

(d) Income Taxes. Reflects the impact on deferred taxes of the purchase accounting adjustments described within the notes to the unaudited pro forma condensed combined financial statements and the estimated income tax effect of the pro forma adjustments described herein.

(e) Properties and Equipment. Reflects the preliminary purchase price allocation for the estimated fair value of Nash Finch’s owned properties and equipment including property and equipment recorded under capital leases. This estimated value is preliminary and is subject to further adjustments based on the final fair value determinations.

The Unaudited Pro Forma Condensed Consolidated Statements of Earnings reflect a net increase in depreciation and amortization of $12.4 million for the year ended March 30, 2013 and $5.7 million for the twenty-four weeks ended September 14, 2013. This reflects an increase in depreciation expense resulting from preliminary fair value estimates and adjustments to useful lives that primarily relate to equipment and building facilities having an estimated fair value of $289 million and estimated weighted average remaining useful lives of 10.6 years.

(f) Goodwill. To record the goodwill attributable to the merger.

(g) Other Assets. Adjustment for the effects of the preliminary purchase price allocation to reflect the estimated fair value of Nash Finch’s intangible assets.

The final purchase price allocation will be based on a complete appraisal and may result in a materially different allocation for intangible assets, and related useful life or purpose. Any change in the amount of the final purchase price allocated to amortizable, definite-lived intangible assets, or any change in the current designation of non-amortizable indefinite-lived intangible assets, could materially affect the amount of amortization expense recorded by the combined company subsequent to the completion of the merger.

The Unaudited Pro Forma Condensed Consolidated Statements of Earnings reflect a $3.0 million decrease for the year ended March 30, 2013 and a $1.4 million decrease for the twenty-four weeks ended September 14, 2013 in amortization expense resulting from fair value adjustments to Nash Finch’s intangible assets having an estimated fair value of $4.9 million and estimated weighted average remaining lives of 21.7 years.

(h) Accounts Payable. A $11.6 million increase to accounts payable and decrease to retained earnings to reflect estimated remaining merger transaction costs. These represent estimated one-time investment banking, legal and professional fees, and are not included in the Unaudited Pro Forma Condensed Combined Statements of Earnings as they are non-recurring expenses.

(i) Other Accrued Expenses. Reflects (i) estimated liabilities to be incurred for change in control payments, including accelerated bonuses, related to the merger and (ii) conforming accounting adjustments and the preliminary purchase price allocation for the estimated fair value of other liabilities.

(j) Other Long-Term Liabilities. Reflects conforming accounting adjustments and the preliminary purchase price allocation for the estimated fair value of long-term liabilities.

(k) Long-Term Debt. Adjustments were made to (i) record deferred debt issuance costs associated with refinanced debt incurred at the effective time of the merger of $10.0 million, (ii) eliminate the outstanding debt obligations (excluding capital leases) of Spartan Stores and Nash Finch and record the new debt obligations associated with the refinancing and (iii) eliminate other noncurrent assets associated with the deferred debt issuance costs on the existing obligations of Spartan Stores and Nash Finch of $5.8 million.

In connection with the Merger Agreement, Spartan Stores entered into a $1 billion Amended and Restated Loan and Security Agreement (the “Credit Agreement”) with Wells Fargo Capital Finance, LLC, as administrative agent (“Wells Fargo”), and certain lenders from time to time party thereto. The Credit Agreement amends and restates in the entirety each of the previous credit agreements between Wells Fargo (or an affiliate thereof) and Spartan Stores and certain of its subsidiaries and Nash-Finch and certain of its subsidiaries, respectively. Borrowings under the Credit Agreement are available for general operating expenses, working capital, merger costs, repayment of certain existing Nash-Finch indebtedness and other general corporate purposes.

As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Earnings reflect higher interest expense of $3.8 million for the year ended March 30, 2013 and $2.1 million for the twenty-four weeks ended September 14, 2013, which reflects the following adjustments: (i) record incremental interest expense as a result of the refinancing and (ii) a reduction to interest expense as a result of the incremental amortization of deferred financing fees associated with debt incurred offset by the impact of eliminating deferred debt issuance costs amortization associated with the eliminated debt obligations. A 1/8 percentage change in the assumed interest rate of 2.93 percent on variable rate debt would result in an adjustment to pro forma interest expense of $0.3 million for the year ended March 30, 2013 and $0.2 million for the twenty-four weeks ended September 14, 2013.

(l) Nash Finch Stockholders Equity. The elimination of all of Nash Finch’s stockholders’ equity including $23.0 million of common stock, $114.8 million of additional paid-in capital, $1.3 million of common stock held in trust, $1.3 million of deferred compensation obligations, $237.1 million of retained earnings, $50.9 million of treasury stock and $15.7 million of accumulated other comprehensive loss as a result of the acquisition method of accounting.

(m) Spartan Stores Common Stock Issuance. The number of shares of Spartan Stores common stock issuable to Nash Finch stockholders was 16.1 million shares, having an agreed per share price of $23.55 totaling $380 million.

(n) Merger Transaction Cost. To eliminate $6.0 million in one-time direct merger related costs incurred during the twenty-four weeks ended September 14, 2013.

(o) Earnings (Loss) Per Share. The pro forma combined basic and diluted earnings per share for the twenty-four weeks ended September 14, 2013 and the year ended March 30, 2013 are calculated as follows:

	Pro Forma 24 Weeks Ended September 14, 2013	Pro Forma Year Ended March 30, 2013
	(In thousands, except per share data)
Pro forma net earnings (loss) from continuing operations	$25,661	$(74,288)
Spartan Stores weighted average shares outstanding — basic	21,847	21,773
Issuance of Spartan Stores common stock:
Nash Finch shares issued and outstanding(1)	15,465	15,465

Total weighted shares outstanding — basic	37,312	37,238
Dilutive effect of equity awards – Spartan Stores	88	75

Weighted average shares outstanding — diluted	37,400	37,313

Pro forma earnings (loss) per share — basic	$0.69	$(1.99)

Pro forma earnings (loss) per share — diluted	$0.69	$(1.99)

(1)	Represents shares of Spartan Stores common stock issuable after giving effect to the 1.20 exchange ratio as set forth in the merger agreement, net of shares withheld for income taxes related to the settlement of Nash Finch restricted stock and stock unit awards that vested immediately prior to the consummation of the merger.